As filed with the Securities and Exchange Commission on August 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Neurotrope, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	46-3522381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(Address of principal executive offices, including zip code)

Neurotrope, Inc. 2017 Equity Incentive Plan

Inducement Stock Option Award

(Full title of the plan)

Robert Weinstein, Chief Financial Officer

Neurotrope, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, New York 10036

(Name and address of agent for service)

973-242-0005

(Telephone number, including area code, of agent for service)

With copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

666 Third Avenue

New York, New York 10017

212-935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.0001 par value per share	850,000 (1)	$5.67	$4,638,633.98	$562.20
Common stock, $0.0001 par value per share	100,000 (1)	$5.67	$567,000.00	$68.72
Total:	950,000	$5.67	$5,205,633.98	$630.92

(1)	This registration statement (this “Registration Statement”) covers the registration of (i) 850,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Neurotrope, Inc. (the “Company”) which have been and may be offered and sold from time to time pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”) and (ii) 100,000 shares of Common Stock issuable upon exercise of a non-qualified stock option granted to Michael Ciraolo, Chief Operating Officer and General Counsel of the Company, on April 15, 2019. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of each of the Plan and the non-qualified option agreement between the Company and Dr. Ciraolo.
(2)

Pursuant to Rule 457(c) and 457(h) of the Securities Act, the offering price per share and the aggregate offering price (i) for stock-based awards are based on the price at which the awards may be exercised and (ii) for shares reserved for future grant or issuance under the Plan are based on the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Stock Market (“Nasdaq”) as of a date (August 23, 2019) within five business days prior to the filing of this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the vesting of stock-based awards granted under the Plan	29,923 80,000	$ $	3.93 4.06	$ $	117,597.39 324,800.00
Shares reserved for future grant under the Plan	740,077		$5.67		$4,196,236.59
Proposed Maximum Aggregate Offering Price					$4,638,633.98
Registration Fee					$562.20

 EXPLANATORY NOTE

Neurotrope, Inc. (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) to register an additional 850,000 shares of the Company’s common stock, par value $0.0001 per share, for issuance under the Neurotrope, Inc. 2017 Equity Incentive Plan, as amended (the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement relating to the Plan (Registration File No. 333-222274) filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2017 are hereby incorporated herein by reference.

This Registration Statement additionally registers 100,000 shares of common stock issuable upon exercise of a non-qualified stock option granted to Michael Ciraolo, Chief Operating Officer and General Counsel of the Company, on April 15, 2019, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Dr. Ciraolo, dated as of April 15, 2019 (the “Ciraolo Option Agreement”) as an inducement material to his entering into employment with the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement and to Dr. Ciraolo pursuant to the Ciraolo Option Agreement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

b)	The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019.

c)	The Company’s Current Reports on Form 8-K filed on April 1, 2019 and July 24, 2019.

d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38045) filed under the Exchange Act, filed with the Commission on March 27, 2017, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our Articles of Incorporation, as amended, provide a limitation of liability such that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of NRS Section 78.300.

Our By-Laws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, member, manager, partner, trustee, fiduciary employee or agent another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii), each an Indemnitee.

Our By-Laws provide that we shall indemnify an Indemnitee against all expenses, including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not liable, or acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that (i) the Company is not be obligated to indemnify a person who is or was a director, officer employee or agent of the Company against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless the incurring of such expenses was authorized by or under the authority of the Board of Directors and (ii) the Company is not be obligated to indemnify against any amount paid in settlement unless the Board of Directors has consented to such settlement

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed, subject to certain exceptions, to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 26, 2019.

Neurotrope, Inc.

By:	/s/ Charles S. Ryan, JD, PhD
Name:	Charles S. Ryan, JD, PhD
Title:	Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Charles S. Ryan and Robert Weinstein, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Joshua N. Silverman	Director and Chairman of the Board	August 26, 2019
Joshua N. Silverman

/s/ Charles S. Ryan, JD, PhD	Director and Chief Executive Officer	August 26, 2019
Charles S. Ryan, JD, PhD

/s/ James R. Gottlieb	Director	August 26, 2019
James Gottlieb

/s/ William S. Singer	Director	August 26, 2019
William S. Singer

	Director	August 26, 2019
George Perry, Ph.D.

	Director	August 26, 2019
Shana Kay Phares

/s/ Bruce T. Bernstein	Director	August 26, 2019
Bruce T. Bernstein

/s/ Robert Weinstein	Chief Financial Officer, Executive Vice President, Treasurer and Secretary (principal financial officer and principal accounting officer)	August 26, 2019
Robert Weinstein

/s/ Jonathan Schechter	Director	August 26, 2019
Jonathan Schechter
/s/ Ivan Gergel	Director	August 26, 2019
Ivan Gergel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of Neurotrope, Inc. Incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 8, 2019.
3.2	Florida Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013. Incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 10-K filed with the SEC on March 8, 2019.
3.3	Nevada Articles of Merger of BlueFlash Communications, Inc. with and into Neurotrope, Inc., filed August 5, 2013. Incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 10-K filed with the SEC on March 8, 2019.
3.4	Certificate of Merger of Neurotrope BioScience, Inc., with and into Neurotrope Acquisition, Inc., filed August 23, 2013. Incorporated by reference from Exhibit 3.4 to Company’s Current Report on Form 8-K filed with the SEC on March 8, 2019.
3.5	Amended and Restated By-Laws of the Registrant. Incorporated by reference from Exhibit 3.5 to the Company’s Current Report on Form 10-K filed with the SEC on March 8, 2019.
4.1	2017 Equity Incentive Plan of Neurotrope, Inc., as amended. Incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement filed with the SEC on June 5, 2019.
4.4

Form of Option Agreement under 2017 Equity Incentive Plan of Neurotrope, Inc. Incorporated by reference from Exhibit 10.20 to the Company’s Current Report on Form 10-K filed with the SEC on March 8, 2019.

4.5*	Form of Non-Qualified Stock Option Agreement, by and between the Company and Michael Ciraolo, dated as of April 15, 2019.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 filed herewith)
23.2*	Consent of Friedman LLP
24.1*	Power of Attorney (included on signature pages hereto)

*	Filed herewith.